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                                                                   EXHIBIT 10.18


                            EMPLOYMENT AGREEMENT

     Employment Agreement dated and effective as of February 15, 1999 (this "AGREEMENT"), between NANOPHASE TECHNOLOGIES CORPORATION, a Delaware corporation (with its successors and assigns, referred to as the "COMPANY"), and Gina Kritchevsky (referred to as "KRITCHEVSKY").

                            PRELIMINARY STATEMENT

     The Company desires to employ Kritchevsky, and Kritchevsky wishes to be employed by the Company, upon the terms and subject to the conditions set forth in this Agreement. The Company and Kritchevsky also wish to enter into the other covenants set forth in this Agreement, all of which are related to Kritchevsky's employment with the Company. Kritchevsky and the Company therefore agree as follows:

                                  AGREEMENT

     1. EMPLOYMENT FOR TERM. The Company hereby employs Kritchevsky, and Kritchevsky hereby accepts employment with the Company, beginning on or about February 15, 1999, until terminated pursuant to Section 6 below (the "TERM").

     2. POSITION AND DUTIES. During the Term, Kritchevsky shall serve as the Vice President, Technology of the Company and shall report to the President and Chief Executive Officer of the Company. During the Term, Kritchevsky shall also hold such additional positions and titles as the Board of Directors of the Company (the "BOARD") may determine from time to time. Subject to the following sentence, during the Term, Kritchevsky shall devote substantially all of Kritchevsky's business time and best efforts to Kritchevsky's duties as an employee and officer of the Company. The Company acknowledges that Kritchevsky is currently engaged in consulting activities which will be completed within sixty (60) days of the commencement of the Term. In the event that such activities materially limit the ability of Kritchevsky to perform her duties for the Company during that period, the Company shall have the right to adjust the base salary set forth below to reflect such limitation on a basis deemed appropriate by the Company in good faith.

     3. COMPENSATION.

        (a) BASE SALARY. For Kritchevsky's service as an officer and employee of the Company, the Company shall pay Kritchevsky a base salary, beginning on the first day of the Term and ending on the last day of the Term, of not less than $165,000 per annum, payable on the Company's regular pay cycle for professional employees.

        (b) BONUS PAYMENT. The Company shall pay Kritchevsky a sign-on bonus of $25,000 upon commencement of the Term. The Company shall pay Kritchevsky an additional bonus of $35,000 on the first anniversary of the commencement of the Term so long as she remains employed by the Company on that date. Kritchevsky will be eligible for additional bonuses of up to 50% of her base salary for services to be performed as an officer and employee of the Company in calendar year 1999 and subsequent years based on performance milestones agreed upon by Kritchevsky and the Chief Executive Officer of the Company and approved by the Board.

        (c) STOCK OPTIONS AND PURCHASE RIGHTS. In connection with the execution of this Agreement, the Company has granted to Kritchevsky options to purchase up to 75,000 shares of the


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Company's common stock (the "INITIAL OPTIONS") under the Company's Amended and Restated 1992 Stock Option Plan ("PLAN"). The grant date for the Initial Options shall be the date of commencement of the Term. The Company further agrees that Kritchevsky shall be eligible for additional option grants based on annual performance reviews and awarded in the discretion of the Board.

     (d) EXPENSE REIMBURSEMENTS. The Company agrees to pay to or on behalf of Kritchevsky the following costs and expenses, as and when incurred by Kritchevsky or otherwise as specifically set forth below, and subject to receipt by the Company of appropriate documentation or other evidence of such expenses: (i) reasonable out-of-pocket expenses incurred by Kritchevsky in the physical move of her household goods from her current residence in Tucson, Arizona to the Chicago Metropolitan area (including packing and unpacking expenses); (ii) out-of-pocket costs for economy-level living expenses, including housing, utilities and a rental automobile, for the period commencing with the first day of the Term and for 120 days thereafter; (iii) out-of-pocket economy class commuting costs (including air travel and parking expenses) to and from her current residence and Chicago, Illinois each weekend beginning with the commencement of the Term and ending 120 days thereafter; and
(iv) closing costs actually paid by Kritchevsky and related to the purchase by Kritchevsky of a residence in the Chicago Metropolitan area, exclusive of points paid with respect to any mortgage on such residence, in an aggregate amount not to exceed 7% of the gross sales price of such residence; and (v) except for moving expenses reimbursed by the Company pursuant to this Agreement and which do not constitute taxable income to Kritchevsky for federal income tax purposes, cash in the amount of 35% of the total actual out-of-pocket moving expenses incurred by Kritchevsky and paid or reimbursed by the Company under this Section 3(d) which are required to be included in Kritchevsky's gross income for federal and state income tax purposes in calendar year 1999.

     (e) OTHER AND ADDITIONAL COMPENSATION. Sections 3(a), 3(b), 3(c) and 3(d) establish minimum salary, reimbursement, bonus and option grant levels for Kritchevsky during the Term, and shall not preclude the Board from awarding Kritchevsky a higher salary or more stock options at any time, nor shall they preclude the Board from awarding Kritchevsky additional bonuses or other compensation in the discretion of the Board.

     4. EMPLOYEE BENEFITS. During the Term, Kritchevsky shall be entitled to the employee benefits made available by the Company generally to all other employees of the Company, and shall be entitled to three (3) weeks of vacation in the twelve month period ending February 14, 2000 and four (4) weeks vacation in each twelve month period thereafter, subject to adjustment based on subsequent changes in the Company's vacation policy from time to time applicable to the Company's officers generally.

     5. EXPENSES. Without limitation of Section 3(d) above, the Company shall reimburse Kritchevsky for actual out-of-pocket expenses reasonably incurred by Kritchevsky in the performance of services as an officer and employee of the Company in accordance with the Company's policy for such reimbursements applicable to employees generally, and upon receipt by the Company of appropriate documentation and receipts for such expenses.

     6. TERMINATION.

     (a) GENERAL. The Term shall end immediately upon Kritchevsky's death. Either Kritchevsky or the Company may end the Term at any time for any reason or no reason, with or without Cause, in the absolute discretion of Kritchevsky or the Board (but subject to each party's obligations under this Agreement), provided that Kritchevsky will provide the Company with at least thirty (30) days' prior written notice of Kritchevsky's resignation from Kritchevsky's positions as an

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officer and employee of the Company.

     (b) NOTICE OF TERMINATION. Promptly after it ends the Term, the Company shall give Kritchevsky notice of the termination, including a statement of whether the termination was for "Cause" (as defined in Section 7(a) below). The Company's failure to give notice under this Section 6(b) shall not, however, affect the validity of the Company's termination of the Term or Kritchevsky's employment hereunder.

     7.  SEVERANCE BENEFITS.

     (a) "CAUSE" DEFINED. "Cause" means (i) willful and gross malfeasance or willful and gross misconduct by Kritchevsky in connection with Kritchevsky's employment; (ii) Kritchevsky's gross negligence in performing any of Kritchevsky's duties under this Agreement; (iii) Kritchevsky's conviction of, or entry of a plea of guilty to, or entry of a plea of nolo contendere with respect to, any crime other than a misdemeanor; (iv) Kritchevsky's willful and gross breach of any written policy applicable to all employees adopted by the Company concerning conflicts of interest, political contributions, standards of business conduct or fair employment practices, procedures with respect to compliance with securities laws or any similar matters, or adopted pursuant to the requirements of any government contract or regulation; or (v) material breach by Kritchevsky of any of the terms and conditions of this Agreement.

     (b) TERMINATION WITHOUT CAUSE. If the Company ends the Term other than for Cause, (i) the Company shall pay Kritchevsky an amount equal in annual amount to Kritchevsky's base salary in effect at the time of termination during the period (the "SEVERANCE PERIOD") of fifty-two (52) full weeks after the effective date of termination, payable in proportionate amounts on the Company's regular pay cycle for professional employees and (if the last day of the Severance Period is not the last day of a pay period) on the last day of the Severance Period and (ii) the Initial Options shall become fully vested, and shall become exercisable in accordance with the applicable option grant agreement and the Plan.

     (c) TERMINATION FOR ANY OTHER REASON. If the Company ends the Term for Cause, or if Kritchevsky resigns as an employee or officer of the Company, or if Kritchevsky dies, then the Company shall have no obligation to pay Kritchevsky any amount, whether for salary, benefits, bonuses, or other compensation or expense reimbursements of any kind, accruing after the end of the Term, and such rights shall, except as otherwise required by law (or, with respect to the Initial Options, as set forth in the Plan or the applicable option grant agreements), be forfeited immediately upon the end of the Term.

     8.  ADDITIONAL COVENANTS.

     (a) CONFIDENTIALITY. Kritchevsky agrees to execute the Company's standard form of Confidentiality and Proprietary Rights Agreement promptly upon execution of this Agreement.

     (b) "NON-COMPETITION PERIOD" DEFINED. "NON-COMPETITION PERIOD" means the period beginning at the end of the Term and ending either (i) 365 days after the end of the Severance Period, if the Company is obligated to make payments under Section 7(b) above, or (ii) 365 days after the end of the Term, if the Company is not obligated to make payments under Section 7(b) above.

     (c) COVENANTS OF NON-COMPETITION AND NON-SOLICITATION. Kritchevsky acknowledges that but for Kritchevsky's employment with the Company: (i) Kritchevsky would not have had contact with the Company's customers, with many of whom the Company enjoys a near permanent


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relationship; (ii) Kritchevsky  would not have had contact with many of the
Company's employees and officers, many of whom have information and expertise of importance to the Company, and (iii) the Company's business is national in scope and cannot be confined to any particular geographic area of the United States or the State of Illinois. Kritchevsky further acknowledges that Kritchevsky's services are unique and extraordinary, that the Company will be dependant upon Kritchevsky for the development and growth of its business and related functions, and that Kritchevsky will develop personal relationships with significant customers, employees and contractors of the Company and have control of confidential information concerning, and lists of customers of, the Company. For the foregoing reasons, and in consideration of the execution of this Agreement by the Company, Kritchevsky covenants and agrees that during the Non-Competition Period Kritchevsky shall not, without the prior written consent of the Company President, in any manner, directly or indirectly, own, manage, operate, control, be employed by, participate in, or be connected in any manner with the ownership, management, operation or control of, any other business (conducted for profit or not for profit) which is competitive with the nanophase and ultrafine powder production, coating and forming businesses engaged in by the Company, or planned to be engaged in by the Company. For the reasons acknowledged by Kritchevsky at the beginning of this Section 8(c), Kritchevsky additionally covenants and agrees that during the Non-Competition Period, Kritchevsky shall not, directly or indirectly, whether on Kritchevsky's own behalf or in behalf of any other person or entity, in any manner (A) contact or solicit the trade or patronage of any customer of the Company with respect to the nanophase and ultrafine powder, coating and forming businesses engaged in by the Company, or (B) solicit, induce or attempt to induce any employee or contractor of the Company (and any person who was an employee or contractor of the Company at any time within the 180 days prior to the end of the Term) to leave the Company's employ or engagement to become connected in any way with, or employ, engage or otherwise utilize any such employee or contractor in, any other business that is competitive with the nanophase and ultrafine powder production, coating and forming business of the Company.

     (d) EXCLUSIONS. The restrictions on Kritchevsky's activities set forth in this Section 8 shall not preclude Kritchevsky from the ownership of three percent (3%) or less of the voting securities of any corporation whose voting securities are registered under Section 12(g) of the Securities Exchange Act of 1934, as amended and including the rules and regulations promulgated thereunder.

     (e) INJUNCTIONS. In view of Kritchevsky's access to the Company's customer base and employees, Kritchevsky agrees that the covenants set forth in this Section 8 are necessary to protect the interests of the Company in such relationships, and to protect and maintain near permanent customer relationships, and other legitimate, proprietary interests of the Company, both actual and potential, which Kritchevsky would not have had access to or any involvement in but for Kritchevsky's employment relationship with the Company. Kritchevsky confirms and agrees that enforcement of the covenants set forth in this Section 8 would not prevent Kritchevsky from earning a livelihood. Kritchevsky further agrees that in the event of an actual or threatened breach by Kritchevsky of any of the covenants set forth in this Agreement, the Company would be irreparably harmed and the full extent of injury resulting therefrom would be impossible to calculate and the Company therefore will not have an adequate remedy at law. Accordingly, Kritchevsky agrees that temporary and permanent injunctive relief would be appropriate remedies against such breach, without bond or security; provided, however, that nothing herein shall be construed as limiting any other legal or equitable remedies available to the Company.

     (f) EXPENSES. Kritchevsky shall pay all costs and expenses, including without limitation court costs, investigation costs, expert witness fees, and attorneys' fees, incurred by the Company in connection with the enforcement of its rights under this Agreement. The Company shall have the right to disclose the contents of this Agreement or to deliver a copy of this Agreement bearing Kritchevsky's


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signature to any person to whom or for whose benefit the Company reasonably believes the Kritchevsky has solicited, or has or may disclose or use any confidential or proprietary information in violation of this Agreement.

     9.  SUCCESSORS AND ASSIGNS.

     (a) KRITCHEVSKY. This Agreement is a personal contract, and the rights and interests that this Agreement accords to Kritchevsky may not be sold, transferred, assigned, pledged, encumbered, or hypothecated by Kritchevsky. Kritchevsky shall not have any power of anticipation, alienation or assignment of the payments contemplated by this Agreement, all rights and benefits of Kritchevsky shall be for the sole personal benefit of Kritchevsky, and no other person shall acquire any right, title or interest under this Agreement by reason of any sale, assignment, transfer, claim or judgement or bankruptcy proceedings against Kritchevsky. Except as so provided, this Agreement shall inure to the benefit of and be binding upon Kritchevsky and Kritchevsky's personal representatives, distributees and legatees.

     (b) THE COMPANY. This Agreement shall be binding upon the Company and inure to the benefit of the Company and its successors and assigns, including but not limited to any person or entity that may acquire all or substantially all of the Company's assets or business or with which the Company may be consolidated or merged. This Agreement shall continue in full force and effect in the event the Company sells all or substantially all of its assets, merges or consolidates, otherwise combines or affiliates with another business, dissolves and liquidates, or otherwise sells or disposes of substantially all of its assets. The Company's obligations under this Agreement shall cease, however, if the successor to the Company, the purchaser or acquiror either of the Company or of all or substantially all of its assets, or the entity with which the Company has affiliated, shall assume in writing the Company's obligations under this Agreement (and deliver an executed copy of such assumption to Kritchevsky), in which case such successor or purchaser, but not the Company, shall thereafter be the only party obligated to perform the obligations that remain to be performed on the part of the Company under this Agreement.

     10. ENTIRE AGREEMENT. This Agreement and the other agreements referenced herein represent the entire agreement between the parties concerning Kritchevsky's employment with the Company and supersedes all prior negotiations, discussions, understandings and agreements, whether written or oral, between Kritchevsky and the Company relating to the subject matter of this Agreement.

     11. AMENDMENT OR MODIFICATION, WAIVER. No provision of this Agreement may be amended or waived unless such amendment or waiver is agreed to in writing signed by Kritchevsky and by a duly authorized officer of the Company other than Kritchevsky. No waiver by any party to this Agreement of any breach by another party of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of a similar or dissimilar condition or provision at the same time, any prior time or any subsequent time.

     12. NOTICES. Any notice provided for in this Agreement must be in writing and must be either personally delivered, mailed by first class mail (postage prepaid and return receipt requested), sent by reputable overnight courier service (charges prepaid), or by facsimile to the recipient at the address below indicated:


To the Company:     Nanophase Technologies Corporation
                    453 Commerce Street
                    Burr Ridge, IL  60521


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                    Attn:  Chief Executive Officer
                    Facsimile: (630) 323-1221

With a copy to:     Bruce A. Zivian
                    Ehrenreich Eilenberg Krause & Zivian, LLP
                    20 North Wacker Drive, Suite 3230
                    Chicago, IL 60606
                    Facsimile: 312-917-9911

To Kritchevsky:     Gina Kritchevsky
                    3675 East Via Alcalde
                    Tucson, Arizona 85718

or such other address or facsimile number, or to the attention of such other person as the recipient shall have specified by prior written notice to the sending party. Any notice under this Agreement shall be deemed to have been given when so personally delivered, or one day after deposit, if sent by courier, when confirmed received if sent by facsimile, or if mailed, five days after deposit in the U.S. first-class mail, postage prepaid.

     13. SEVERABILITY. If any provision of this Agreement or the application of any such provision to any party or circumstances shall be determined by any court of competent jurisdiction to be invalid and unenforceable to any extent, the remainder of this Agreement or the application of such provision to such person or circumstances other that those to which it is so determined to be invalid and unenforceable shall not be affected, and each provision of this Agreement shall be validated and shall be enforced to the fullest extent permitted by law. If for any reason any provision of this Agreement containing restrictions is held to cover an area or to be for a length of time that is unreasonable or in any other way is construed to be too broad or to any extent invalid, such provision shall not be determined to be entirely null, void and of no effect; instead, it is the intention and desire of both the Company and Kritchevsky that, to the extent that the provision is or would be valid or enforceable under applicable law, any court of competent jurisdiction shall construe and interpret or reform this Agreement to provide for a restriction having the maximum enforceable area, time period and such other constraints or conditions (although not greater than those currently contained in this Agreement) as shall be valid and enforceable under the applicable law.

     14. SURVIVORSHIP. The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations.

     15. HEADINGS. All descriptive headings of sections and paragraphs in this Agreement are intended solely for convenience of reference, and no provision of this Agreement is to be construed by reference to the heading of any section or paragraph.

     16. WITHHOLDING TAXES.  Except as otherwise specifically set forth in
Section 3(d) above, all salary, benefits, reimbursements and any other payments to Kritchevsky under this Agreement shall be subject to all applicable payroll and withholding taxes and deductions required by any law, rule or regulation of any federal, state or local authority.


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     17. APPLICABLE LAW: JURISDICTION.  The laws of the State of Illinois shall govern the interpretation, validity and performance of the terms of this Agreement, without reference to rules relating to conflicts of law. Any suit, action or proceeding against Kritchevsky with respect to this Agreement, or any judgement entered by any court in respect thereof, may be brought in any court of competent jurisdiction in the State of Illinois, as the Company may elect in its sole discretion, and Kritchevsky hereby submits to the nonexclusive jurisdiction of such courts for the purpose of any such suit, action, proceeding or judgement and to service of process by means of delivery of notice pursuant to Section 12 above.

     IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the date first written above.

                                NANOPHASE TECHNOLOGIES CORPORATION

                                By: /s/ Joseph Cross
                                   -------------------------------
                                Its: Chief Executive Officer


                                    /s/ Gina Kritchevsky
                                   -------------------------------
                                        Gina Kritchevsky


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